Exhibit 3.1.2

CERTIFICATE OF CORRECTION
TO THE CERTIFICATE OF INCORPORATION
OF TRIQUINT SEMICONDUCTOR, INC.
FILED SEPTEMBER 26, 1996

    TriQuint Semiconductor, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

    1.  The name of the corporation is TriQuint Semiconductor, Inc.

    2.  That the Certificate of Incorporation of TriQuint Semiconductor, Inc. was filed with the Secretary of State of Delaware on September 26, 1996, a Certificate of Merger was filed on February 12, 1997 and a Certificate of Amendment was filed on February 1, 2000. That said Certificate of Incorporation, as amended, requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

    3.  The inaccuracies or defects of said Certificate of Incorporation to be corrected are as follows:

    ARTICLE TWELFTH of said Certificate of Incorporation improperly stated, in its entirety, the following:

  "Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation."

    4.  The Certificate of Incorporation is corrected as follows:

    ARTICLE TWELFTH of said Amended and Restated Certificate of Incorporation is corrected to read in its entirety as follows:

  "Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The books of the Corporation may be kept (subject to any provision contained in the laws of the state of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation."

    5.  The foregoing provisions included in Article TWELFTH were approved by the Board of Directors and sole stockholder of TriQuint Semiconductor, Inc. in September 1996 and the stockholders of TriQuint Semiconductor, Inc., a California corporation and predecessor entity, in December 1996.

    IN WITNESS WHEREOF, said TriQuint Semiconductor, Inc. has caused this Certificate of Correction to be signed by Edson H. Whitehurst, Jr., its Vice President, Finance and Administration, Chief Financial Officer and Secretary this 11th day of June 2001.

TRIQUINT SEMICONDUCTOR, INC.
By:	/s/ EDSON H. WHITEHURST, JR. Edson H. Whitehurst, Jr. Vice President, Finance and Administration, Chief Financial Officer and Secretary